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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



                           May 14, 1997
        Date of Report (Date of earliest event reported)

                        RISER FOODS, INC.
     (Exact name of registrant as specified in its charter)

   Delaware                   1-9914              34-1570363
(State or other             (Commission          (IRS Employer
jurisdiction of                File              Identification
incorporation)                Number)                 No.)


5300 Richmond Road, Bedford Heights, Ohio            44146
(Address of principal executive offices)           (Zip Code)


Registrant's telephone number, including area code:  (216) 292-7000

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ITEM 5:   OTHER EVENTS


     On May 14, 1997, Riser Foods, Inc., issued the following News
Release:


  Riser Announces a Planned Merger with Pittsburgh-Based Giant
Eagle.

     BEDFORD HEIGHTS, OHIO, May 14, 1997 -- Riser Foods, Inc. (AMEX:RSR) today announced that it has reached a definitive agreement to merge with Giant Eagle, Inc., a privately held, Pittsburgh-based retail supermarket chain and wholesale distributor.

     Giant Eagle will acquire all of Riser's outstanding Class A and Class B stock for $42 per share for a total of $403 million, including the assumption of approximately $47 million of debt and the acquisition of existing options. The transaction will be financed under a firm commitment that Giant Eagle has received from a major U.S. bank. Giant Eagle will shortly commence a tender offer to acquire all the outstanding shares of Riser Class A stock and, following the closing of the tender offer, will acquire all outstanding Class B stock in a merger. The transaction is subject to required regulatory approvals and other customary terms and conditions and the merger is also subject to shareholder approvals.

In connection with the merger agreement, certain Riser stockholders, who own approximately 12.7% of the Class A stock and approximately 57% of the Class B stock, have agreed not to transfer their shares except in accordance with the tender offer and have agreed to vote their shares in favor of the merger. Although there is no assurance that the transaction will be consummated, Giant Eagle and Riser expect that the tender offer will be closed in June 1997.

     The combined companies will have retail stores in Ohio, Pennsylvania and West Virginia, and wholesale operations in both
Pennsylvania and Ohio. Combined sales are expected to be about $4 billion next year.

     "In the retail food industry's current era of consolidation, this merger of two successful and family-oriented companies with complementary geographic markets represents an excellent fit," said David S. Shapira, Chairman and Chief Executive Officer of Giant Eagle.

     Both Shapira and Anthony C. Rego, Chairman and Chief Executive Officer of Riser Foods, stressed that it will be business as usual for the companies' customers, associates and suppliers. In the future the combined companies will have even greater strength and flexibility in terms of purchasing power, economies of scale and
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the ability to continue their long traditions of community
involvement.

     "This joining of two companies with similar management styles and a dedication to providing the highest customer service makes perfect sense, "Rego explained. "It is part of a continuing growth strategy to ensure that the new Company has the best management and resources in place for the future, as well as providing our associates with enhanced career opportunities," he added.

     The executives noted that the combined strengths of the companies will allow them to be even more effective in serving their independently-owned stores and wholesale customers with new technologies and growth opportunities.

     Shapira will be Chairman and Chief Executive Officer of the new entity. Rego has been named Vice Chairman of Giant Eagle, in addition to his role as Chief Executive Officer of Riser Foods. Raymond J. Burgo, Giant Eagle's President and Chief Operating Officer, will assume the same position with the combined companies. Charles A. Rini, Sr., President and Chief Operating Officer of Riser Foods, will also remain in that position and has been named to the additional post of Executive Vice President of Giant Eagle. Furthermore, both Rego and Rini will serve on the Giant Eagle Board of Directors.

     These four executives will make up a newly formed executive committee, with overall management responsibility for the combined companies. "Both Ray Burgo and Chuck Rini, as well as Anthony Rego, will continue in their current offices, maintaining their focus on the Pennsylvania and Ohio markets, respectively," Shapira noted. "We will continue to operate these divisions autonomously, and we are committed to making sure management is able to concentrate on the local businesses day to day."

     Currently, Giant Eagle operates 56 company-owned stores and supplies 86 independently-owned Giant Eagle stores. Riser Foods operates 36 Company-owned stores under the Rini-Rego Stop-n-Shop banner, which are part of the 54-store Stop-n-Shop Supermarket Association. Riser also owns American Seaway Foods, which serves approximately 500 wholesale outlets including many fine independent supermarkets and mass-merchandising retailers. In addition, Riser's Eagle Ice Cream operation manufactures private-label ice cream products.

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                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      RISER FOODS, INC.
                                        (Registrant)



May 14, 1997                      By:/s/ Anthony C. Rego

                                     Anthony C. Rego
                                     Chairman of the Board and
                                     Chief Executive Officer




May 14, 1997                      By:/s/ Ronald W. Ocasek

                                     Ronald W. Ocasek
                                     Senior Vice President,
                                     Chief Financial Officer
                                     and Treasurer